Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent consultants, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in the Amendment No. 1 to Form S-3 of W&T Offshore, Inc. to be filed on or about May 6, 2009, and as referenced in the Annual Report on Form 10-K of W&T Offshore, Inc. filed on March 2, 2009 and the current report on Form 8-K filed on March 13, 2009, of information from our reserves report with respect to the reserves of W&T Offshore, Inc. dated February 5, 2009, and entitled “Estimate of Reserves and Future Revenue to the W&T Offshore, Inc. Interest in Certain Oil and Gas Properties Located in State and Federal Waters Gulf of Mexico as of December 31, 2008”, and to the use of our reports on reserves and the incorporation of our reports on reserves for the years ended 2004, 2005, 2006 and 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

May 6, 2009